Exhibit 99.1
CONTACT:
Gar Jackson
Director Investor Relations
(714) 414-4049
GRACE NICHOLS APPOINTED TO PACIFIC SUNWEAR BOARD OF DIRECTORS
ANAHEIM, CA August 21, 2007 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”) today announced the appointment of Grace Nichols to the Company’s Board of Directors.
Ms. Nichols has worked for more than 20 years at Limited Brands, including fourteen years as Chief Executive Officer of Victoria’s Secret Stores. Ms. Nichols retired from the CEO role in January 2007. Prior to joining Limited Brands, she held various positions at The Broadway and Weinstock’s, divisions of Carter, Hawley Hale Stores Inc.
Sally Frame Kasaks, Chief Executive Officer and Chairman of the Board of the Company, stated “I am very pleased to have Grace Nichols join our Board of Directors. We believe Grace will be a great asset to the ongoing plans of our company.”
Ms. Nichols’ appointment takes the size of the Company’s Board of Directors to seven members. She will serve as a Class II director for a term of office expiring at the Company’s annual meeting of shareholders in 2008.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of August 4, 2007, the Company operated 840 PacSun stores, 117 PacSun Outlet stores, 152 demo stores and 9 One Thousand Steps stores for a total of 1,118 stores in 50 states and Puerto Rico. PacSun’s website address is http://www.pacsun.com, merchandise carried at demo stores can be found at http://www.demostores.com and information about One Thousand Steps can be found at http://www.onethousandsteps.com.

3450 East Miraloma, Anaheim, CA 92806